                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 8)*


                        COMMERCIAL FEDERAL CORPORATION
- ------------------------------------------------------------------------------
                              (Name of Issuer)

                         COMMON STOCK $.01 PAR VALUE
- ------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   201647104
              -------------------------------------------------
                                 (CUSIP Number)

                         ROBIN R. GLACKIN, PRESIDENT
  CAI CORPORATION, 12770 COIT ROAD, SUITE 902, DALLAS, TX 75251 214/991-7707
- ------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                                JULY 12, 1995
              -------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             Page 1 of 8 Pages

                                SCHEDULE 13D
- ------------------------------                 -------------------------------
CUSIP No. 201647104                                    Page 2 of 8 Pages
- ------------------------------                 -------------------------------
- ------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             CAI CORPORATION
             75-2311313
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                       (b) / /
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
       0.0.
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
   IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              / /
- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
- ------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
  NUMBER OF                  1,250,100
   SHARES            ---------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY                     - 0 -
    EACH             ---------------------------------------------------------
  REPORTING          9   SOLE DISPOSITIVE POWER
   PERSON                    1,250,100
    WITH             ---------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                              - 0 -
- ------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,250,100
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.71%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
             CO
- ------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D
- ------------------------------                 -------------------------------
CUSIP No. 201647104                                    Page 3 of 8 Pages
- ------------------------------                 -------------------------------
- ------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             STEVEN M. ELLIS
             ###-##-####
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                       (b) / /
       Mr. Ellis holds his interest through CAI Corporation of
       which he is owner of 1/3 of the outstanding voting shares.
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
       0.0.
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
   IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              / /
- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
- ------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
  NUMBER OF                    - 0 -
   SHARES            ---------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY                     1,250,100
    EACH             ---------------------------------------------------------
  REPORTING          9   SOLE DISPOSITIVE POWER
   PERSON                      - 0 -
    WITH             ---------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                              1,250,100
- ------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,250,100
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.71%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
             IN
- ------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D
- ------------------------------                 -------------------------------
CUSIP No. 201647104                                    Page 4 of 8 Pages
- ------------------------------                 -------------------------------
- ------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             ROBIN R. GLACKIN
             ###-##-####
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                       (b) / /
        Mr. Glackin's interest is held through CAI Corporation, of which he is owner of 1/3 of the outstanding voting shares.
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
       0.0.
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
   IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              / /
- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
- ------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
  NUMBER OF                    - 0 -
   SHARES            ---------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY                     1,250,100
    EACH             ---------------------------------------------------------
  REPORTING          9   SOLE DISPOSITIVE POWER
   PERSON                     - 0 -
    WITH             ---------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                              1,250,100
- ------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,250,100
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.71%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
             IN
- ------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D
- ------------------------------                 -------------------------------
CUSIP No. 201647104                                    Page 5 of 8 Pages
- ------------------------------                 -------------------------------
- ------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             BYRON A. LAX
             ###-##-####
- ------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                       (b) / /
         Mr. Lax holds his interest through CAI Corporation, of
         which he is the owner of 1/3 of the outstanding voting shares.
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- ------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
       0.0.
- ------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
   IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              / /
- ------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
- ------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
  NUMBER OF                    - 0 -
   SHARES            ---------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY                     1,250,100
    EACH             ---------------------------------------------------------
  REPORTING          9   SOLE DISPOSITIVE POWER
   PERSON                      - 0 -
    WITH             ---------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                              1,250,100
- ------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,250,100
- ------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /
- ------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.71%
- ------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
             IN
- ------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 201647104                                          Page 6 of 8 Pages


                        SCHEDULE 13D--AMENDMENT NO. 8


     The undersigned hereby amend the Schedule 13D filing made on February 13, 1992 (the "Schedule 13D") pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as amended by Amendment No. 1 thereto dated February 18, 1992 ("Amendment No. 1"), Amendment No. 2 thereto dated March 23, 1992 ("Amendment No. 2"), Amendment No. 3 thereto dated January 21, 1993 ("Amendment No. 3"), as amended by Amendment No. 4 thereto dated May 4, 1993 ("Amendment No. 4"), as amended by Amendment No. 5 thereto dated June 15, 1993 ("Amendment No. 5"), as amended by Amendment No. 6 thereto dated October 1, 1993 ("Amendment No. 6"), and as amended by Amendment No. 7 thereto dated October 6, 1993 ("Amendment No. 7") (the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, and Amendment No. 7, the "Amended
Schedule 13D"), with regard to the Common Stock of Commercial Federal Corporation ("CFC") by supplementing Item 4 of the Amended Schedule 13D as set forth below (terms defined in Amendment No. 4 are used herein with the same meaning):

ITEM 4.  PURPOSE OF TRANSACTION.

     Item 4 is hereby supplemented and amended by adding thereto the following:

     On July 12, 1995, CAI requested that the Board of Directors of CFC include two nominees selected by CAI among the three management nominees for election to the CFC Board

CUSIP No. 201647104                                          Page 7 of 8 Pages


of Directors at the Annual Meeting of Shareholders of CFC to be held November 21, 1995 and that CFC include these two nominees along with the other CFC nominee in CFC's proxy statement relating to the meeting. The two CAI nominees are Steven M. Ellis and Robin R. Glackin.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

     The following Exhibit is filed herewith:

     12. Letter from CAI to CFC dated July 12, 1995 requesting that CFC management include among its nominees for election to the CFC Board of Directors two nominees selected by CAI and requesting that these nominees be listed along with the other CFC nominee in CFC's proxy statement for the Annual Meeting of CFC Shareholders to be held on November 21, 1995.

CUSIP No. 201647104                                          Page 8 of 8 Pages


                      SIGNATURES AND POWER OF ATTORNEY


     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: July 12, 1995              STEVEN M. ELLIS*


                                 ROBIN R. GLACKIN*


                                 BYRON A. LAX*



                                      /s/ ROBIN R. GLACKIN
                                   ___________________________________________
                                 * By Robin R. Glackin, attorney-in-fact,
                                   pursuant to power of attorney filed as part
                                   of Amendment No. 7 to this statement.


Date: July 12, 1995              CAI CORPORATION



                                     /s/ ROBIN R. GLACKIN
                                 By:__________________________________________
                                       Robin R. Glackin, President